EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

AirNet Communications Corporation

Melbourne, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-115698 and 333-131280) and Form S-8 (No. 333-31468 and No. 333-109434) of AirNet Communications Corporation (the “Company”) of our report dated March 20, 2006, relating to the financial statements as of and for each of the two years ended December 31, 2005, which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/    BDO SEIDMAN, LLP

West Palm Beach, Florida

March 23, 2006